UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 10)*


                          Duty Free International, Inc.
                  -------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                  -------------------------------------------
                         (Title of Class of Securities)

                                    267084101
                  -------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 9 Pages

CUSIP No. 267084101                    13G

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Carl Reimerdes
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) /  /
                                                            (b) /  /
--------------------------------------------------------------------------------
3.        SEC USE ONLY


--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         1,650,530 shares of Common Stock (includes options
                         exercisable for 98,332 shares of Common Stock)
                    ------------------------------------------------------------
  NUMBER OF         6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY             112,233 shares of Common Stock
  OWNED BY          ------------------------------------------------------------
    EACH            7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                1,650,530 shares of Common Stock (includes options
    WITH                 exercisable for 98,332 shares of Common Stock)
                    ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         112,233 shares of Common Stock
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,762,763 shares of Common Stock (includes options exercisable for 98,332 shares of Common Stock)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.4%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 9 Pages

CUSIP No. 267084101                    13G

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Patricia A. Reimerdes
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) /  /
                                                            (b) /  /
--------------------------------------------------------------------------------
3.        SEC USE ONLY


--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0 shares of Common Stock
                    ------------------------------------------------------------
  NUMBER OF         6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY             42,713 shares of Common Stock
  OWNED BY          ------------------------------------------------------------
    EACH            7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                0 shares of Common Stock
    WITH            ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                          42,713 shares of Common Stock
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          42,713 shares of Common Stock
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 3 of 9 Pages

CUSIP No. 267084101                    13G

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Tilson, as Trustee f/b/o Shawn Reimerdes
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) /  /
                                                            (b) /  /
--------------------------------------------------------------------------------
3.        SEC USE ONLY


--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0 shares of Common Stock
                    ------------------------------------------------------------
  NUMBER OF         6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY             34,760 shares of Common Stock
  OWNED BY          ------------------------------------------------------------
    EACH            7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                0 shares of Common Stock
    WITH            ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                          34,760 shares of Common Stock
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          34,760 shares of Common Stock
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          IN-OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 4 of 9 Pages

CUSIP No. 267084101                    13G

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Tilson, as Trustee f/b/o Erika Reimerdes
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) /  /
                                                            (b) /  /
--------------------------------------------------------------------------------
3.        SEC USE ONLY


--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0 shares of Common Stock
                    ------------------------------------------------------------
  NUMBER OF         6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY             34,760 shares of Common Stock
  OWNED BY          ------------------------------------------------------------
    EACH            7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                0 shares of Common Stock
    WITH            ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                          34,760 shares of Common Stock
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          34,760 shares of Common Stock
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          IN-OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 5 of 9 Pages

CUSIP No. 267084101                    13G

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Tilson
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) /  /
                                                            (b) /  /
--------------------------------------------------------------------------------
3.        SEC USE ONLY


--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                    5.   SOLE VOTING POWER

                         0 shares of Common Stock
                    ------------------------------------------------------------
  NUMBER OF         6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY             0 shares of Common Stock
  OWNED BY          ------------------------------------------------------------
    EACH            7.   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                0 shares of Common Stock
    WITH            ------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         0 shares of Common Stock
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares of Common Stock
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 6 of 9 Pages

Item 1.

          (a)  Name of Issuer:  Duty Free International, Inc.

          (b) Address of Issuer's Principal Executive Offices: 63 Copps Hill Road, Ridgefield, CT 06877

Item 2.

          (a) Name of Persons Filing: Carl Reimerdes, Patricia A. Reimerdes, John Tilson, as Trustee f/b/o Shawn Reimerdes, John Tilson f/b/o Erika Reimerdes, John Tilson

          (b)  Address of Principal Business Office, or, if none, Residence:
               For all filling persons 63 Copps Hill Road, Ridgefield, CT 06877

          (c)  Citizenship:  United States

          (d)  Title of Class of Securities:  Common Stock

          (e)  CUSIP Number:  267084101

Item 3.        Indicate status of filing person:  N/A

Item 4.        Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a)  Amount Beneficially Owned:  1,762,763

          (b)  Percent of Class:  6.4%

          (c)  Number of shares as to which such person has:

               (i)     sole power to vote or to direct the vote:  1,650,530
               (ii)    shared power to vote or to direct the vote:  112,233
               (iii)   sole power to dispose or to direct the disposition of:
                       1,650,530
               (iv)    shared power to dispose or to direct the disposition of:
                       112,233

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
                    N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                    N/A


                                Page 7 of 9 Pages

Item 8.        Identification and Classification of Members of the Group
                    N/A

Item 9.        Notice of Dissolution of Group
                    N/A

Item 10.       Certification

               The following certification shell be included if the statement is filed pursuant to Rule 13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                               Page 8 of 9 Pages

                                    SIGNATURE

                             Joint Filing Agreement

     By signing below, the parties hereto agree and consent, pursuant to Rule 13d-1(f)(l), to the filing of this Schedule 13G (including any amendment) on behalf of each such party.


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

February 11, 1997


      *
-------------------------------
Patricia A. Reimerdes


      *
-------------------------------
Carl Reimerdes


      *
-------------------------------
John Tilson, as Trustee f/b/o
Shawn Reimerdes


      *
-------------------------------
John Tilson, as Trustee f/b/o
Erika Reimerdes


      *
-------------------------------
John Tilson,


                                          *By:  /s/ John A. Couri
                                                -------------------------------
                                                John A. Couri
                                                As attorney-in-fact pursuant to
                                                a Power of Attorney included in
                                                Schedule 13G filed with the
                                                Securities and Exchange
                                                Commission on September 18, 1992